EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings Of $1.3 Million for the Third Quarter and $3.7 Million for the First Nine Months of 2011

MCLEAN, Va., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended September 30, 2011 was $1.3 million and $3.7 million for the nine months ended September 30, 2011 compared to $1.1 million and $3.2 million during the third quarter and the first nine months of 2010. Our loan pipeline was strong at the end of the third quarter, and we expect to see loan growth as the loans in the pipeline close.

Net Interest Income

Net interest income was $6.9 million in the quarter ended September 30, 2011, up from $6.1 million during the same period last year. Sonabank's net interest margin was 5.04% in the third quarter, up from 4.38% in the third quarter of 2010.

Net interest income was $19.3 million during the nine months ended September 30, 2011, compared to $18.8 million during the same period in the prior year. Average loans during the first nine months of 2011 were $468.4 million compared to $462.5 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $1.5 million to net interest income during the first nine months of 2011, compared to $2.1 million during the nine months ended September 30, 2010.

Noninterest Income

During the third quarter of 2011 Sonabank had noninterest income of $366 thousand compared to a noninterest loss of $50 thousand during the third quarter of 2010. The third quarter of 2010 loss was primarily attributable to a loss of $460 thousand on the expedited sale of the commercial real estate property we foreclosed on in the second quarter of 2010.

Noninterest income increased to $1.7 million during the first nine months of 2011 from $1.0 million during the first nine months of 2010. The increase was largely attributable to an $800 thousand insurance benefit resulting from the death of an officer covered by bank-owned life insurance in the second quarter of 2011. This was partially offset by a decrease of $171 thousand in fees on letters of credit related to a short-term letter of credit which expired in June 2010.

Noninterest Expense

Noninterest expenses were $3.8 million and $10.7 million during the third quarter and the first nine months of 2011, respectively, compared to $3.4 million and $11.4 million during the same periods in 2010. During the quarter and nine months ended September 30, 2011, there was accretion of the FDIC indemnification asset of $140 thousand and $490 thousand, respectively. During the third quarter of 2010 the accretion was $193 thousand, and during the nine months ended September 30, 2010, the accretion was more than offset by recoveries from the FDIC which reduced the indemnification asset. Legal expense increased by $143 thousand and $235 thousand for the quarter and nine months ended September 30, 2011, compared to the same periods last year. The efficiency ratio was 52.50% during the nine months ended September 30, 2011, compared to 56.39% during the same period the prior year.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at September 30, 2011 and December 31, 2010:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans	Loans	Loans	Loans	Loans	Loans
	September 30, 2011			December 31, 2010
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 4,576	$ 93,084	$ 97,660	$ 5,246	$ 81,487	$ 86,733
Commercial real estate - non-owner-occupied	10,311	97,200	107,511	13,898	76,068	89,966
Secured by farmland	--	3,147	3,147	--	3,522	3,522
Construction and land loans	813	34,641	35,454	1,098	39,480	40,578
Residential 1-4 family	26,663	50,580	77,243	29,935	58,900	88,835
Multi- family residential	547	18,681	19,228	563	19,177	19,740
Home equity lines of credit	36,816	8,973	45,789	40,287	10,532	50,819
Total real estate loans	79,726	306,306	386,032	91,027	289,166	380,193

Commercial loans	552	89,154	89,706	998	76,644	77,642
Consumer loans	120	1,959	2,079	146	2,010	2,156
Gross loans	80,398	397,419	477,817	92,171	367,820	459,991

Less deferred fees on loans	--	(925)	(925)	--	(554)	(554)
Loans, net of unearned income	$ 80,398	$ 396,494	$ 476,892	$ 92,171	$ 367,266	$ 459,437

Total loans were $476.9 million at September 30, 2011 compared to $459.4 million at December 31, 2010. The increase was the net of a $29.2 million increase in the non-covered portfolio partially offset by an $11.7 million decline in the covered portfolio resulting from payoffs and liquidations. At the end of the third quarter our pipeline was very strong. We expect to see loan growth as the loans in the pipeline close.

Net charge-offs during the third quarter were $1.5 million and $4.7 million for the first nine months of 2011. Third quarter charge-offs related primarily to a group credit comprised of commercial and industrial ("C&I") loans previously on non-accrual as well as a farm loan, both written down to current appraised values.

Non-covered nonperforming loans and other real estate owned (not including loans covered by SBA guarantees) increased from $12.1 million at December 31, 2010 to $15.0 million at September 30, 2011. The increase of $2.9 million was the net of increases in nonperforming assets related primarily to two additional properties totaling $6.8 million (one collateralizes a nonaccrual loan and the other is in other real estate owned) less repayments of $1.9 million and charge-offs of $3.8 million.

The non-accrual component of non-covered nonperforming assets (excluding loans guaranteed by the SBA) was $8.2 million at December 31, 2010 compared to $2.5 million at September 30, 2011.

As of September 30, 2011 non-covered other real estate owned ("OREO") was comprised of the previously reported Culpeper property in the amount of $2.8 million, the Kluge properties, an estate in Charlottesville and two small commercial properties in Charlottesville. All of the properties are being actively marketed, but we have found little serious interest. Non-covered OREO at September 30, 2011 was $12.5 million compared to $3.9 million at December 31, 2010.

The allowance for loan losses was 1.54% of non-covered loans on September 30, 2011 compared to 1.52% as of December 31, 2010. Sonabank has an internal loan review and a loan committee, both of which provide on-going monitoring to identify and address issues with problem loans. The loan loss provision is determined after consideration of all known relevant internal and external factors affecting loan collectability to maintain the allowance for loan and lease losses at a level necessary to absorb estimated credit losses.  The provision for loan losses was $1.6 million for the quarter ended September 30, 2011 compared to $1.0 million for the third quarter of 2010. For the nine months ended September 30, 2011, the provision for loan losses was $5.1 million compared to $3.8 million for the same period last year.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $48.8 million at September 30, 2011 and $56.0 million at December 31, 2010.

At September 30, 2011 Sonabank owned pooled trust preferred securities as follows:

										Previously
										Recognized
										Cumulative
		Ratings						Estimated	Current	Other
	Tranche	When Purchased		Current Ratings				Fair	Defaults and	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Deferrals	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 7,126	$ 6,385	$ 3,811	$ 100,400	$ 307
MMCF II B	Senior Sub	A3	AA-	Baa2	BB	493	455	476	34,000	38
MMCF III B	Senior Sub	A3	A-	Ba1	CC	652	638	476	34,000	13
						8,271	7,478	4,763		$ 358

										Cumulative	Cumulative
										Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	383	383	134,100	763	$ 354
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,074	128	282	155,705	1,367	579
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,032	--	32	218,750	--	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,053	133	87	111,682	446	474
ALESCO V C1	Mezzanine	A2	A	C	C	2,093	463	441	85,000	969	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,123	29	258	266,100	535	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,079	115	437	82,400	784	1,180
						13,954	1,251	1,920		$ 4,864	$ 7,839

Total						$ 22,225	$ 8,729	$ 6,683

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for other than temporary impairment. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to estimate expected cash flows and assist with the evaluation of other than temporary impairment. The cash flow analyses performed included the following assumptions:

  .5% of the remaining performing collateral will default or defer per annum.
  Recoveries ranging from 25% to 47% with a two year lag on all defaults and deferrals.
  No prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Additionally banks with assets over $15 billion will no longer be allowed to count down streamed trust preferred proceeds as Tier 1 capital (although it will still be counted as Tier 2 capital). That will incent the large banks to prepay their trust preferred securities if they can or if it is economically desirable. As a consequence we have projected in all of our pools that 25% of the collateral issued by banks with assets over $15 billion will prepay in 2013.
  Our securities have been modeled using the above assumptions by independent third parties using the forward LIBOR curve to discount projected cash flows to present values.

These assumptions resulted in OTTI charges related to credit on one of the trust preferred securities in the amount of $43 thousand during the quarter ended September 30, 2011, compared to no OTTI charges related to credit on the trust preferred securities for the quarter ended September 30, 2010.

We also own $1.0 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was originally rated AAA by Standard and Poors. After a series of downgrades, this security has been other than temporarily impaired in past reporting periods. For the third quarter of 2011 and based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support it has been determined that no OTTI charge for credit was required for the quarter ended September 30, 2011. The assumptions used in the analysis included a 4.6% prepayment speed, 13% default rate, a 48% loss severity and an accounting yield of 2.53%. We recorded OTTI charges for credit on this security of $127 thousand in the third quarter of 2010.

Deposits

Total deposits were $408.0 million at September 30, 2011 compared to $431.0 million at December 31, 2010. Certificates of deposit increased $7.6 million during the first nine months of 2011. This was offset by a decrease in money market accounts of $29.1 million during the nine months ended September 30, 2011. We had paid rates in excess of market on large money market accounts for former Greater Atlantic Bank customers to retain them during 2010, and as of the beginning of 2011, we reduced those rates. Brokered certificates of deposit have decreased from $27.0 million at December 31, 2010, to $7.0 million as of September 30, 2011. Noninterest-bearing deposits were $31.8 million at September 30, 2011 and $34.5 million at December 31, 2010.

Stockholders' Equity

Total stockholders' equity increased from $99.1 million as of December 31, 2010 to $103.1 million at September 30, 2011 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 20.62% and 19.86% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of September 30, 2011.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $605.4 million at September 30, 2011. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 13 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market and Clifton Forge, and one branch in Rockville, Maryland. With the branch in Midlothian noted below Sonabank now has a total of 15 branches.

On October 3, 2011, Southern National Bancorp of Virginia, Inc. issued a press release announcing the completion of the assumption of the $46 million in deposits of the Midlothian branch office of the Bank of Hampton Roads. The new office is up and running under the Sonabank banner, and a Sonabank loan officer previously located in the Richmond area has moved into an office in the branch.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. These factors should be considered, and undue reliance should not be placed on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$ 7,057	$ 9,745
Investment securities-available for sale	10,438	11,068
Investment securities-held to maturity	38,354	44,895
Stock in Federal Reserve Bank and Federal Home Loan Bank	7,356	6,350
Loans receivable, net of unearned income	476,892	459,437
Allowance for loan losses	(6,087)	(5,599)
Net loans	470,805	453,838
Intangible assets	10,938	11,628
Bank premises and equipment, net	4,700	4,659
Bank-owned life insurance	14,435	14,568
FDIC indemnification asset	18,226	18,536
Other real estate owned	13,097	4,577
Other assets	9,972	10,960
Total assets	$ 605,378	$ 590,824

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 31,791	$ 34,529
Interest-bearing deposits	376,191	396,445
Securities sold under agreements to repurchase and other short-term borrowings	19,452	23,908
Federal Home Loan Bank advances	72,500	35,000
Other liabilities	2,377	1,828
Total liabilities	502,311	491,710
Stockholders' equity	103,067	99,114
Total liabilities and stockholders' equity	$ 605,378	$ 590,824

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest and dividend income	$ 8,394	$ 8,255	$ 23,866	$ 25,207
Interest expense	1,489	2,168	4,601	6,419
Net interest income	6,905	6,087	19,265	18,788
Provision for loan losses	1,550	1,025	5,140	3,775
Net interest income after provision for loan losses	5,355	5,062	14,125	15,013
Account maintenance and deposit service fees	218	210	636	686
Income from bank-owned life insurance	129	140	1,196	416
Gain on sales of securities available for sale	--	142	--	142
Gain (loss) on other real estate owned, net	--	(435)	(147)	(396)
Net impairment losses recognized in earnings	(43)	(127)	(113)	(137)
Other	62	20	151	314
Noninterest income (loss)	366	(50)	1,723	1,025
Employee compensation and benefits	1,759	1,634	5,066	4,798
Occupancy expenses	713	662	2,073	2,036
FDIC assessment	125	139	397	540
Change in FDIC indemnification asset	(140)	(193)	(490)	457
Other expenses	1,323	1,148	3,681	3,563
Noninterest expense	3,780	3,390	10,727	11,394
Income before income taxes	1,941	1,622	5,121	4,644
Income tax expense	638	517	1,387	1,472
Net income	$ 1,303	$ 1,105	$ 3,734	$ 3,172

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Per Share Data :
Earnings per share - Basic	$ 0.11	$ 0.10	$ 0.32	$ 0.27
Earnings per share - Diluted	$ 0.11	$ 0.10	$ 0.32	$ 0.27
Book value per share			$ 8.89	$ 8.66
Tangible book value per share			$ 7.95	$ 7.64
Weighted average shares outstanding - Basic	11,590,212	11,590,212	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,590,928	11,590,713	11,592,017	11,592,762
Shares outstanding at end of period			11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.85%	0.71%	0.84%	0.69%
Return on average equity	5.03%	4.37%	4.92%	4.28%
Yield on earning assets	6.13%	5.94%	6.01%	6.13%
Cost of funds	1.25%	1.78%	1.34%	1.79%
Cost of funds including non-interest bearing deposits	1.17%	1.68%	1.25%	1.68%
Net interest margin	5.04%	4.38%	4.85%	4.57%
Efficiency ratio (1)	51.68%	52.50%	52.46%	56.39%
Net charge-offs (recoveries) to average loans	0.32%	0.20%	0.99%	0.74%
Amortization of intangibles	$ 230	$ 236	$ 690	$ 708

			As of
			September 30,	December 31,
			2011	2010

Stockholders' equity to total assets			17.03%	16.78%
Tier 1 risk-based captial ratio			20.62%	20.52%
Intangible assets:
Goodwill			$ 8,713	$ 8,713
Core deposit intangible			2,225	2,915
Total			$ 10,938	$ 11,628

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 2,520	$ 8,175
Loans past due 90 days and accruing interest			--	--
Other real estate owned			12,461	3,901
Total nonperforming assets			$ 14,981	$ 12,076
Allowance for loan losses to total non-covered loans			1.54%	1.52%
Nonperforming assets including SBA guaranteed loans to total non-covered assets			3.14%	2.71%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			2.86%	2.43%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO			3.66%	3.25%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and nonrecurring income on bank-owned life insurance .
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans exclude SBA guaranteed amounts totaling $1.5 million and $1.4 million at September 30, 2011 and December 31, 2010, respectively.
CONTACT:  R. Roderick Porter, President
          Phone: 202-464-1130 ext. 2406
          Fax: 202-464-1134
          Southern National Bancorp of Virginia Inc.
          Website: www.sonabank.com